EXHIBIT 99.2
                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429

                                   FORM 10-KSB

                        ANNUAL REPORT UNDER SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                     FOR FISCAL YEAR ENDED DECEMBER 31, 1999

                           FDIC CERTIFICATE NO. 34868


                             AMERICAN COMMUNITY BANK
                (Exact Name of Bank as specified in its charter)

                                 NORTH CAROLINA
                            (State of Incorporation)

                                   56-2073258
                      (I.R.S. Employer Identification No.)

                          2593 WEST ROOSEVELT BOULEVARD
                          MONROE, NORTH CAROLINA 28110
                          (Address of Principal Office)

                                 (704) 225-8444
                 (Bank's telephone number, including area code)

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                          COMMON STOCK, $5.00 PAR VALUE

Check whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B not contained in this form, and no disclosure will be contained, to the best of the Bank's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ___

The Bank's revenues for the year ended December 31, 1999 were $3,949,855.

The aggregate market value of the voting stock held by non-affiliates of the Bank at December 31, 1999 was approximately $14,746,408.

The number of shares of the Bank's Common Stock outstanding on December 31, 1999 was 1,492,062.

                      DOCUMENTS INCORPORATED BY REFERENCE:

         1. Portions of Annual Report to Shareholders for the Fiscal Year Ended December 31, 1999 (Part II).

         2. Proxy Statement-Prospectus for the 2000 Annual Meeting of Shareholders (Parts I and III).

Transitional Small Business Disclosure Format (check one)  Yes [ ]  No [X]

                        FORM 10-KSB CROSS-REFERENCE INDEX


                                                                          PROSPECTUS/
PART I                                             FORM 10-KSB          PROXY STATEMENT            ANNUAL REPORT
                                                   -----------          ---------------            -------------

ITEM 1 - BUSINESS                                       3
ITEM 2 - PROPERTIES                                     7
ITEM 3 - LEGAL PROCEEDINGS                              8
ITEM 4 - SUBMISSION OF MATTERS TO A VOTE                8
         OF SECURITY HOLDERS

PART II

ITEM 5 - MARKET PRICE AND DIVIDENDS ON                                                                   32
         THE REGISTRANT'S COMMON
         EQUITY AND OTHER SHAREHOLDER
         MATTERS
ITEM 6 - MANAGEMENT'S DISCUSSION &                                                                       4
         ANALYSIS
ITEM 7 - FINANCIAL STATEMENTS                                                                            12
ITEM 8 - CHANGES IN AND DISAGREEMENTS                  10
         WITH ACCOUNTANTS ON FINANCIAL
         DISCLOSURE

PART III

ITEM 9 -  DIRECTORS, EXECUTIVE OFFICERS,                                       23
          PROMOTERS AND CONTROL
          PERSONS
ITEM 10 - EXECUTIVE COMPENSATION                                               24
ITEM 11 - SECURITY OWNERSHIP OF CERTAIN                                        22
          BENEFICIAL OWNERS AND
          MANAGEMENT
ITEM 12 - CERTAIN RELATIONSHIPS AND                                            26
          RELATED TRANSACTIONS
ITEM 13 - EXHIBITS AND REPORTS ON                      10
          FORM 8-K


                                     PART I

ITEM 1 - BUSINESS

(A)-(B)

GENERAL

Registrant was incorporated on November 13, 1998, as a North Carolina-chartered commercial bank. The Registrant opened for business on November 16, 1998, at a temporary location at 2581 West Roosevelt Boulevard, Monroe, North Carolina. On December 7, 1998, the Registrant opened a branch at 120 East Sunset Drive, Monroe, North Carolina, that practically acts as a limited service facility, taking deposits and providing banking services not connected with making loans.

In 1999 the Registrant opened a full service branch in Indian Trail, North Carolina and in January 2000 opened a full service branch in the Wal-Mart Superstore in Monroe, North Carolina. The Registrant also opened a full service branch in Marshville, North Carolina in March 2000. The Registrant's headquarters in Monroe houses its mortgage and factoring units. The Registrant has an exclusive franchise with Factorworks, Inc., Atlanta, Georgia to utilize its factoring computer program in providing factoring services for its commercial customers. The Registrant also has a mortgage banking division at its headquarters to provide full service mortgage lending in its market area.

The Registrant operates for the primary purpose of serving the banking needs of individuals, and small to medium-sized businesses in its market area. The Registrant offers a range of banking services including checking and savings accounts, commercial, consumer and personal loans, mortgage and factoring services and other associated financial services.

PRIMARY MARKET AREA

The Registrant's market area consists of Monroe, North Carolina, Western Union County, which is part of the Charlotte Standard Metropolitan area and portions of Mecklenburg County. Union County has a population of over 100,000, with an average household income of over $50,000. Monroe is the largest city in Union County and serves as the county seat. The area is served by national and regional airlines through facilities at Douglas International Airport, Charlotte, North Carolina.

Union County's unemployment rate is below the state and national averages. Union County has a labor force of over 56,000. Approximately 29% of the work force is employed in manufacturing, 15% in services and 14% in retail. The major private employers in Union County include Tyson Foods (poultry processing); Wampler Foods (turkey processing); Teledyne-Allvac/Vasco (nickel-base alloys); and Union Regional Medical Center (health services).

COMPETITION

Commercial banking in North Carolina is extremely competitive in large part due to statewide branching. Registrant competes in its market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of Registrant's competitors have broader geographic markets and higher lending limits than Registrant and are also able to provide more services and make greater use of media advertising. In Union County there are currently 28 offices of 8 different commercial banks (including the largest banks in North Carolina). As of June 30, 1999, Registrant accounted for 3.8% of total deposits by commercial banks in Union County.

The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of Registrant's competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina.

Despite the competition in its market areas, Registrant believes that it has certain competitive advantages that distinguish it from its competition. Registrant believes that its primary competitive advantages are its strong local identity and affiliation with the community and its emphasis on providing specialized services to small and medium-sized business enterprises, as well as professional and upper-income individuals. Registrant offers customers modern, high-tech banking without forsaking community values such as prompt, personal service and friendliness. Registrant offers many personalized services and intends to attract customers by being responsive and sensitive to their individualized needs. Registrant also relies on goodwill and referrals from shareholders and satisfied customers, as well as traditional media to attract new customers. To enhance a positive image in the community, Registrant supports and participates in local events and its officers and directors serve on boards of local civic and charitable organizations.

EMPLOYEES

The Registrant currently employs 42 full-time employees. None of the Registrant's employees are covered by a collective bargaining agreement. The Registrant believes its relations with its employees to be good.

REGULATION

Registrant is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of the Registrant.

STATE LAW. Registrant is subject to extensive supervision and regulation by the North Carolina Commissioner of Banks (the "Commissioner"). The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and Registrant is required to make regular reports to the Commissioner describing in detail its resources, assets, liabilities and financial condition of Registrant. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

DEPOSIT INSURANCE. As a member institution of the FDIC, Registrant's deposits are insured up to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF"), administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

CAPITAL REQUIREMENTS. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 1999, Registrant was classified as "well-capitalized" with Tier 1 and Total Risk - Based Capital of 18.25% and 19.53% respectively.

The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's IRR management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Registrant to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. In December, 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the FDIA and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things:

o publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

o the establishment of uniform accounting standards by federal banking agencies,

o the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

o additional grounds for the appointment of a conservator or receiver, and

o restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

MISCELLANEOUS. The dividends that may be paid by Registrant are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless Registrant's capital surplus is at least 50% of its paid-in capital. Further, without the approval of the North Carolina Commissioner of Banks, no bank, like the Registrant, that has not been in existence for at least three years may pay cash dividends.

Shareholders of banks may be compelled by the Commissioner pursuant to North Carolina law to invest additional capital in the event their bank's capital shall have become impaired by losses or otherwise. Failure to pay such an assessment could result in a forced sale of a shareholder's bank stock.

The earnings of Registrant will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Registrant.

The Gramm-Leach-Bliley Act of 1999 represents the most sweeping reform of financial services regulation in over sixty years. The Act permits the creation of new financial services holding companies that can offer a range of financial products under a regulatory regime based on the principle of functional regulation. The legislation eliminates legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services companies. The Act provides financial organizations with flexibility in structuring these new financial affiliations through a holding company structure or a financial subsidiary, with appropriate safeguards.

Registrant cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on Registrant's operations.

ITEM 2 - PROPERTIES

The following table sets forth the location of the Registrant's main office and branch offices, as well as certain information relating to these offices to date.

                                                                        APPROXIMATE
OFFICE LOCATION                                    YEAR OPENED        SQUARE FOOTAGE             OWNED OR LEASED
----------------                                   ------------       --------------             ---------------
Main Office                                            1999              11,250                     Leased
2593 West Roosevelt Boulevard
Monroe, NC  28110

Indian Trial Branch                                    1999               3,850                     Leased
13860 East Independence Boulevard
Indian Trial, NC  28079

Sunset Branch                                          1999                450                      Leased
120 East Sunset Drive
Monroe, NC  28110

Wal-Mart Superstore Branch                             2000                600                      Leased
2406 West Roosevelt Boulevard
Monroe, NC  28110

Marshville Branch                                      2000               3,000                     Leased
7001 East Marshville Boulevard
Marshville, NC  28103



The Registrant has entered into a Commercial Lease Agreement with Ty-Par Realty, Inc. for the lease of 11,250 square feet of a two-story building constructed by Ty-Par Realty, Inc. Ty-Par Realty, Inc. is a related interest of Carlton Tyson, a director of the Registrant. The leased premises serve as the Main Office Facility of the Bank. The lease is for thirty years commencing in 1999 at an increasing annual base rent plus taxes and other common area expenses. The Bank has a right of first refusal to lease the remainder of the building as it becomes available and to purchase the building should it be offered for sale. This lease was entered at arms-length and market rates and has been reviewed by an independent third party real estate appraiser for assurance that the terms of the lease are not more favorable than would be engaged with any other party. The lease is attached hereto as Exhibit 10(vi).

ITEM 3 - LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Bank is a party, or of which any of its property is the subject.

ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.


                                     PART II


ITEM 5 - MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The information contained in the section captioned "Market for the Common Stock" in the 1999 Annual Report to Shareholders is incorporated herein by reference.

ITEM 6 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The information contained in the section captioned "Management's Discussion and Analysis" in the 1999 Annual Report to Shareholders is incorporated herein by reference.

ITEM 7 - FINANCIAL STATEMENTS

The information contained in the sections captioned "Balance Sheets", "Statements of Operations", "Statements of Cash Flows", "Statements of Stockholders' Equity", "Notes to Financial Statements" and "Independent Auditors' Report" in the 1999 Annual Report to Shareholders is incorporated herein by reference.

ITEM 8 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

                                    PART III

ITEM 9 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The information contained under the section captioned "PROPOSAL 2: ELECTION OF DIRECTORS" in the Bank's definitive proxy statement-prospectus for the 2000 Annual Meeting of Shareholders (the "Proxy Statement-Prospectus") is incorporated herein by reference.

ITEM 10 - EXECUTIVE COMPENSATION

The information contained under the section captioned "PROPOSAL 2: ELECTION OF DIRECTORS - Director Compensation" and "-Executive Officer Compensation" in the Proxy Statement-Prospectus is incorporated herein by reference.

ITEM 11 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information contained under the section captioned "Beneficial Ownership of Voting Securities" in the Proxy Statement-Prospectus is incorporated herein by reference.

ITEM 12 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information contained under the section captioned "Indebtedness and Transactions of Management " in the Proxy Statement-Prospectus is incorporated herein by reference.

ITEM 13 - EXHIBITS AND REPORTS ON FORM 8-K

(A)      EXHIBITS

         3(I) Articles of Incorporation of Registrant (incorporated by reference to the Bank's Registration Statement on Form 10-SB/A as filed with the FDIC on April 8, 1999.)

         3(II) Bylaws of Registrant (incorporated by reference to the Bank's Registration Statement on Form 10-SB as filed with the FDIC on March 8, 1999.)

         10(I) 1999 Incentive Stock Option Plan, approved by shareholders on March 18, 1999 (incorporated by reference to the Prospectus/Proxy Statement for the 2000 Annual Meeting, as filed with the FDIC)

         10(II) 1999 Nonqualified Stock Option Plan for Directors, approved by shareholders on March 18, 1999 (incorporated by reference to the Prospectus/Proxy Statement for the 2000 Annual Meeting, as filed with the FDIC)

         10(III) Employment and Change of Control Agreement between the Registrant and Randy P. Helton dated April 15, 1998 (incorporated by reference to the Registrant's Registration Statement on Form 10-SB as filed with the FDIC on March 8, 1999.)

         10(IV) Lease with Ty-Par Realty (incorporated by reference to the Registrant's Registration Statement on Form 10-SB as filed with the FDIC on March 8, 1999.)

         10(V) Consulting Agreement between Registrant and Kenneth W. Long, Sr., dated June 1, 1998 (incorporated by reference to the Registration Statement on Form 10-SB as filed with the FDIC on March 8, 1999.)

         10(VI) 401(k) Savings Plan of Registrant (incorporated by reference to the Prospectus/Proxy Statement for the 2000 Annual Meeting, as filed with the FDIC.)

         13       1999 Annual Report to Shareholders.


(B)      REPORTS FILED ON FORM 8-K

         A report on Form 8-K was filed on November 23, 1999, to report declaration of a 20% stock dividend.

Pursuant to the requirements of Section 13 of the Securities Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                             AMERICAN COMMUNITY BANK
                             Registrant



                             By: /s/ Randy P. Helton
                                -----------------------------
                                 Randy P. Helton
Date:  March 21, 2000            President and Chief Executive Officer

Pursuant to the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Randy P. Helton                                                               March 21, 2000
-------------------
Randy P. Helton, President and
Chief Executive Officer


/s/ Dan R. Ellis, Jr.                                                             March 21, 2000
---------------------
Dan R. Ellis, Jr., Senior Vice President
and Chief Financial Officer


/s/ Thomas J. Hall                                                                March 21, 2000
------------------
Thomas J. Hall, Director


/s/ Larry S. Helms                                                                March 21, 2000
------------------
Larry S. Helms, Director


/s/ Kenneth W. Long                                                               March 21, 2000
-------------------
Kenneth W. Long, Chairman and Director


/s/ L. Steven Phillips                                                            March 21, 2000
----------------------
L. Steven Phillips, Director


/s/ David D. Whitley                                                              March 21, 2000
--------------------
David D. Whitley, Director


/s/ Gregory N. Wylie                                                              March 21, 2000
--------------------
Gregory N. Wylie, Director


Carlton Tyson                                                                     March 21, 2000
-------------
Carlton Tyson, Director


/s/ H. L. Williams, Jr.                                                           March 21, 2000
-----------------------
H. L. Williams, Jr., Director


/s/ Zebulon Morris, Jr.                                                           March 21, 2000
-----------------------
Zebulon Morris, Jr., Director

                                  EXHIBIT INDEX



    EXHIBIT                                                                                             PAGE
     NUMBER                                             EXHIBIT                                        NUMBER
    ---------                                           -------                                        ------
         3(i)            Articles of Incorporation.                                                        *

         3(ii)           Bylaws                                                                            *

         10(i)           1999 Incentive Stock Option Plan                                                  *

        10(ii)           1999 Nonqualified Stock Option Plan                                               *

        10(iii)          Employment and Change of Control Agreement of                                     *
                         Randy P. Helton

        10(iv)           Lease with Ty-Par Realty                                                          *

         10(v)           Consulting Agreement with Kenneth W. Long                                         *

        10(vi)           401(k) Savings Plan                                                               *

          13             Annual Report                                                                     *


*        Incorporated by reference.

                             AMERICAN COMMUNITY BANK


                               1999 ANNUAL REPORT




AMERICAN COMMUNITY BANK
-------------------------------------------------------------------------------------------------------------------



TABLE OF CONTENTS


                                                                                                              Page No.

Report of Management.....................................................................................        1

Selected Financial and Other Data........................................................................        3

Management's Discussion and Analysis.....................................................................        4

Independent Auditors' Report.............................................................................       11

Balance Sheets...........................................................................................       12

Statements of Operations.................................................................................       13

Statements of Stockholders' Equity.......................................................................       14

Statements of Cash Flows.................................................................................       15

Notes to Financial Statements............................................................................       16

Management and Bank Personnel............................................................................       31

Market for the Common Stock..............................................................................       32

General Corporate Information............................................................................       33

                              REPORT OF MANAGEMENT


To the Shareholders of American Community Bank:

1999 was an exciting year for your Bank. Many of our goals were met and we even set some North Carolina banking records along the way. This was achieved only through your tremendous support, the dedication of your Board of Directors and the efforts of a great banking staff.

Your Bank had its first monthly cash basis profit (income before depreciation and provision for loan losses) in May of 1999 and continued to be profitable on this basis for the rest of the year. For the year, cash basis income was $1,000. On a full accrual accounting basis, we ended the year with a loss of $900,000, with additions to the loan loss allowance of $742,000 and depreciation of $159,000. We expect to report quarterly net income for the first time in the third quarter of 2000.

Assets at year-end 1999 were $73.6 million with total loans of $59.3 million and deposits of $55 million. Total stockholders' equity stood at $11.6 million. We also are proud to note that asset quality remained excellent with no significant past dues and no loan losses incurred. We continue to add to our loan allowance in anticipation of the inevitable loan losses that are inherent in the banking industry.

Your Bank completed the year with five branches approved and three in full time operation. Our attractive main office on Highway 74 in Monroe was completed in November, and we opened our new office in Indian Trail in December. We are excited about our expansion into Marshville and the addition of Jeff Coley as City Executive. We anticipate Marshville will come into full operation in the first quarter of 2000. Our new Wal-Mart Superstore branch in Monroe, managed by Gloria Eramo, is located on Highway 74 and is providing the convenience of expanded banking hours with seven day banking. We continue to look for opportunities to expand our branch network and to further enhance our franchise value.

Our mortgage and factoring units continue to enhance non-interest income. Non-interest income associated with fee related banking services accounted for approximately 12% of total income. We will strive to excel in non-interest related income areas to provide a well-balanced income stream for your Bank.

Your Board of Directors highlighted 1999 by declaring and paying a 20% stock dividend during the fourth quarter. We hope our continued financial performance will allow this to be the start of a trend.

We have proven our community bank model works and as exciting as 1999 was, we have set aggressive goals for 2000. We will continue to provide convenient and personalized banking, while bringing to the marketplace innovative products and services in anticipation of our customers' needs.

My special thanks to our employees for sharing a common vision and for the countless hours contributed during our first full year of operations. They continue to be our biggest asset. On their behalf, the Board of Directors has asked me to thank you, our shareholders, for approving our stock option plans at our first annual meeting. We understand that options, a non-cash way to compensate our employees and directors for exemplary efforts, are only as valuable as the underlying institution that issues them. The options give incentive to our employees and directors to make your investment even more valuable since it merges their interests with yours. Thank you! We seek continued shareholder support in making American Community Bank the premier bank of Union County.

Very truly yours,



Randy P. Helton
President and Chief Executive Officer


                             AMERICAN COMMUNITY BANK
                        SELECTED FINANCIAL AND OTHER DATA
-------------------------------------------------------------------------------------------------------------------

                                                                                         At or for the Period
                                                                                           Ended December 31,
                                                                                     ------------------------
                                                                                          1999            1998
                                                                                     -------------    --------
                                                                                         (In thousands, except
                                                                                            per share data)

SUMMARY OF OPERATIONS
   Interest income                                                                   $       3,457   $          137
   Interest expense                                                                          1,424               22
                                                                                     -------------   --------------
   Net interest income                                                                       2,033              115
   Provision for loan losses                                                                   742               71
                                                                                     -------------   --------------
   Net interest income after provision for loan losses                                       1,291               44
   Non-interest income                                                                         493                1
   Non-interest expense                                                                      2,684              174
                                                                                     -------------   --------------
   Loss before income taxes                                                                   (900)            (129)
   Income taxes                                                                                  -                -
                                                                                     -------------   --------------
   Net loss                                                                          $        (900)  $         (129)
                                                                                     =============   ==============

BALANCE SHEET INFORMATION
   Total assets                                                                      $      73,594   $       20,353
   Investments(1)                                                                            8,718           14,721
   Loans, net of allowance for loan losses                                                  58,493            4,709
   Deposits                                                                                 54,987            7,678
   Borrowings(2)                                                                             6,700                -
   Stockholders' equity                                                                     11,553           12,453

PER SHARE DATA
   Basic and diluted net loss(3) (4)                                                 $        (.60)  $         (.09)
                                                                                     =============   ==============

   Book value                                                                        $        7.74   $        10.02
                                                                                     =============   ==============

SELECTED OTHER DATA
   Return on average assets(5)                                                              (1.99%)               -
   Return on average equity(5)                                                              (7.50%)               -
   Average equity to average assets(5)                                                      26.56%                -
   Net yield on average interest-earning assets(5)                                           4.81%                -
   Average interest-earning assets to average interest-
      bearing liabilities(5)                                                               146.63%                -
   Ratio of non-interest expense to average total assets(5)                                  5.94%                -
   Nonperforming assets to total assets                                                          -                -
   Nonperforming loans to total loans                                                            -                -
   Allowance for loan losses to total loans                                                  1.37%            1.49%
   Number of full service branches in operation                                                  3                2

(1) Consists of interest-earning deposits with banks and FHLB stock.
(2) Consists of advances from the Federal Home Loan Bank and capital lease obligations.
(3) Adjusted to reflect the dilutive effect of the 20% stock dividend in 1999.
(4) Computed based on the weighted average number of shares outstanding during each period.
(5) The Bank commenced operations on November 16, 1998. Because of the short period of operations during 1998, certain of the operating ratios and percentages under the caption "Selected Other Data" are not considered meaningful for 1998 and are therefore not included above.

                             AMERICAN COMMUNITY BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of American Community Bank (the "Bank"). It should be read in conjunction with the audited financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis. Certain statistical disclosures and comparative data generally included in management's discussion and analysis of financial condition and results of operations are not particularly meaningful for the Bank, due to the short period of time in 1998 during which it conducted operations, and are therefore not presented.

                             DESCRIPTION OF BUSINESS

American Community Bank was opened for business as a North Carolina-chartered commercial bank on November 16, 1998. It completed its first full fiscal year on December 31, 1999. The Bank operates out of its main office at 2593 West Roosevelt Boulevard, Monroe, North Carolina. It also operates two other full service branches in Monroe, including one which opened on January 26, 2000 in the area's largest Super Wal-Mart. The Bank also opened a full service branch on Highway 74 in Indian Trail, North Carolina in June 1999. A full service branch is also scheduled to open in Marshville, North Carolina in March 2000.

The Bank is a North Carolina-chartered banking corporation. The Bank's lending activities are oriented to the consumer/retail customer as well as the small-to-medium sized business located in the Monroe and Union County area. The Bank offers commercial, consumer, and mortgage lending products, as well as the ability to structure credit arrangements to fit specialized needs through factoring and other products. The deposit services offered by the Bank include small business and personal checking and savings accounts and certificates of deposit. The Bank concentrates on customer relationships in building its customer deposit base and competes aggressively in the area of transaction accounts.

         COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999 AND 1998

During 1998 the Bank generated $13.7 million through its initial public offering of stock, which began June 1, 1998 and continued through August 31, 1998. After paying pre-opening costs and expenses, the Bank opened on November 16, 1998 with $12.6 million in capital. The Bank ended 1998 with total assets of $20.4 million, including loans of $4.8 million and interest-earning deposits of $14.7 million.

At December 31, 1999, the Bank's total assets of $73.6 million included $58.5 million of net loans and $8.5 million of interest-earning deposits. Of the loan portfolio, 8% were personal loans, 7% were credit lines including home equity lines, 38% were commercial loans, and the remaining 47% were collateralized by real estate. The composition of the loan portfolio at December 31, 1998 was 29%, 5%, 57% and 9%, respectively.

The Bank's investments at December 31, 1999 were comprised of interest-earning deposits with the Federal Home Loan Bank of Atlanta with a yield of 4.25% and an investment of $250,000 in that institution's stock.

Total deposits of the Bank at December 31, 1999 were $55.0 million, up from $7.7 million at December 31, 1998. At December 31, 1999, approximately 35% of total deposits were demand accounts, while 65% were time deposits. At December 31, 1998, 40% of the Bank's total deposits were demand deposits while 60% consisted of time deposits.

                             AMERICAN COMMUNITY BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

During 1999, the Bank borrowed $5.0 million from the Federal Home Loan Bank of Atlanta at a rate of 6.07%. This advance, which matures May 30, 2000, is secured by 1-4 family real estate loans and certain commercial real property. The Bank also entered into a capital lease for its main office and branch facility. The recorded obligation under this capital lease at December 31, 1999 was $1.7 million.

The Bank began 1999 with total stockholders' equity of $12.5 million. Total equity was reduced to $11.6 million at December 31, 1999 due to the net loss for 1999 of $900,000.

       COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
                   1999 AND THE PERIOD ENDED DECEMBER 31, 1998

NET LOSS. The Bank generated a net loss in 1999 of $900,000 compared to a net loss in 1998 (approximately six weeks of operations) of $129,000. The Bank's net loss in 1998 was significantly impacted by the low level of earning assets and start-up expenses for the Bank. The net loss in 1999 was principally impacted by non-interest expenses of $2.9 million and the provision for loan losses of $742,000.

NET INTEREST INCOME. Net interest income for 1999 was $2.0 million with a related interest rate spread of 3.23%. The Bank's average yield on interest earning assets during the year was 8.17% while the average rate on interest-bearing liabilities was 4.94%. Yield and rate data for 1998 are not particularly meaningful due to the short period of operations of the Bank.

PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses in 1999 was $742,000 and in 1998 was $71,000. At December 31, the allowance for loan losses was $813,000 for 1999 and $71,000 for 1998, or 1.37% and 1.49%, respectively, of loans outstanding. Management believes the level of the allowance for loan losses is adequate to cover future potential loan losses in the portfolio. At December 31, 1999, the Bank has no non-accrual or restructured loans.

OTHER INCOME. Non-interest income in 1999 consists principally of service charges and other fee income and income from mortgage operations. The Bank has not had any gains or losses on investment security transactions.

OTHER EXPENSES. Total non-interest expense increased from $174,000 in 1998 to $2.7 million in 1999, principally because the Bank was open for business throughout 1999 as opposed to the six week period of operations in 1998. The Bank also opened an additional branch during 1999 resulting in an increase in personnel costs and occupancy.

PROVISION FOR INCOME TAXES. The Bank had no income tax expense or benefit in 1999 or 1998, principally due to the incurrence of net operating losses and adjustments to the valuation allowance associated with deferred tax assets. It is expected that as the Bank becomes profitable and begins to demonstrate a sustained pattern of profitability, the valuation allowance will be adjusted accordingly with the benefit reflected in net income.

                             AMERICAN COMMUNITY BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                           ASSET/LIABILITY MANAGEMENT

The Bank's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

In the absence of other factors, the yield or return associated with the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

INTEREST RATE GAP ANALYSIS. As a part of its interest rate risk management policy, the Bank calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "positive" gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its income should be negatively affected. Conversely, the cost of funds for an institution with a positive gap would generally be expected to increase more slowly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be positively affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "negative gap."

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to pay out over a five-year decay schedule. In making the gap computations, standard assumptions regarding prepayment rates and deposit decay rates have been used for interest-earning assets and interest-bearing liabilities. In addition, the table reflects scheduled principal payments, which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                             AMERICAN COMMUNITY BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                                                                    Terms to Repricing at December 31, 1999
                                                      ----------------------------------------------------------
                                                                   More Than      More Than
                                                   1 Year          1 Year to     3 Years to     More Than
                                                   or Less          3 Years        5 Years       5 Years         Total
                                                -------------  ---------------  -------------  -------------  ----------
                                                                             (Dollars in thousands)

INTEREST-EARNING ASSETS:
   Loans receivable:
     Personal loans                             $       1,863  $         1,845  $         927  $           -  $        4,635
     Credit lines                                       3,954                -              -              -           3,954
     Commercial loans                                  12,043            2,605          4,507          3,263          22,418
     Real estate loans                                 14,260            1,685          5,377          6,977          28,299
Loans held for sale                                     1,072                -              -              -           1,072
Interest bearing deposits                               8,468                -              -              -           8,468
Stock in FHLB of Atlanta                                    -                -              -            250             250
                                                 -------------  ---------------  -------------  -------------  --------------

         Total interest-earning assets          $      41,660  $         6,135  $      10,811  $      10,490  $       69,096
                                                 =============  ===============  =============  =============  ==============

INTEREST-BEARING LIABILITIES:
   Deposits:
     Interest-bearing demand                    $       2,988  $         5,714  $       3,205  $           -  $       11,907
     Time                                              34,749            1,022              -              -          35,771
   Borrowings(1)                                        5,000                -              -          1,700           6,700
                                                -------------  ---------------  -------------  -------------  --------------

         Total interest-bearing liabilities     $      42,737  $         6,736  $       3,205  $       1,700  $       54,378
                                                 =============  ===============  =============  =============  ==============


INTEREST SENSITIVITY GAP PER
   PERIOD                                       $      (1,077) $          (601) $       7,606  $       8,790  $       14,718

CUMULATIVE INTEREST
   SENSITIVITY GAP                              $      (1,077) $        (1,678) $       5,928  $      14,718  $       14,718

CUMULATIVE GAP AS A
   PERCENTAGE  OF TOTAL
   INTEREST-EARNING ASSETS                             (1.56%)          (2.43%)         8.58%         21.30%          21.30%

CUMULATIVE INTEREST-EARNING
   ASSETS AS A PERCENTAGE OF
   CUMULATIVE  INTEREST
   BEARING LIABILITIES                                 97.48%           96.61%        111.25%        127.07%         127.07%

(1)  Includes advances from the Federal Home Loan Bank and capital lease obligations



                             AMERICAN COMMUNITY BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                               NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net interest-earning balance"). The following table sets forth information relating to average balances of the Bank's assets and liabilities for the year ended December 31, 1999. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net interest-earning balance).

                                                                          Year Ended December 31, 1999
                                                               ---------------------------------------
                                                                   Average                              Average
                                                                   Balance           Interest            Rate
                                                               ---------------   ---------------    ---------
                                                                             (Dollars in thousands)

Interest-earning assets:
  Loans                                                        $       33,396       $      3,062           9.17%
  Investments                                                             666                 29           4.35%
  Interest-earning deposits                                             8,228                366           4.45%
                                                               --------------     --------------    -----------

         Total interest-earning assets                                 42,290              3,457           8.17%
                                                                                  --------------    -----------

Other assets                                                            2,908
                                                               --------------

         Total assets                                          $       45,198
                                                               ==============

Interest-bearing liabilities:
  Deposits                                                     $       28,413              1,398           4.92%
  Borrowings                                                              428                 26           6.07%
                                                               --------------     --------------    -----------

         Total interest-bearing liabilities                            28,841              1,424           4.94%
                                                                                  --------------    -----------

Non-interest-bearing deposits                                           4,156
Other liabilities                                                         198
Stockholders' equity                                                   12,003
                                                               --------------

         Total liabilities and stockholders' equity            $       45,198
                                                               ==============

Net interest income and interest rate spread                                      $        2,033           3.23%
                                                                                  ==============   ============

Net yield on average interest-earning assets                                                               4.81%
                                                                                                   ============

Ratio of average interest-earning assets to
  average interest-bearing liabilities                                146.63%
                                                               =============


                             AMERICAN COMMUNITY BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                         LIQUIDITY AND CAPITAL RESOURCES

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Bank's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposit growth and borrowings from the Federal Home Loan Bank are presently the main sources of the Bank's liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

As of December 31, 1999, liquid assets (cash due from banks and interest-earning bank deposits) were approximately $10.3 million, which represents 14.0% of total assets and 16.7% of total deposits and borrowings. Supplementing this liquidity, the Bank has available lines of credit from a correspondent bank of approximately $3.5 million. At December 31, 1999, outstanding commitments to extend credit were $10.2 million and available line of credit balances totaled $9.4 million. Management believes that the combined aggregate liquidity position of the Bank is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

Certificates of deposit represented 65.1% of the Bank's total deposits at December 31, 1999. The Bank's growth strategy will include efforts focused at increasing the relative volume of transaction deposit accounts. Certificates of deposit of $100,000 or more represented 31.3% of the Bank's total deposits at year-end. These deposits are generally considered rate sensitive, but management believes most of them are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine the Bank's continued retention of those deposits.

Under federal capital regulations, American Community Bank must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. At December 31, 1999, the Bank's equity to asset ratio was 15.7%. All regulatory capital ratios place the Bank well in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures. The Bank's ratio of Tier I capital to risk-weighted assets at December 31, 1999 was 18.3%.

                     IMPACT OF INFLATION AND CHANGING PRICES

A commercial bank has an asset and liability composition that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

                             AMERICAN COMMUNITY BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                           FORWARD-LOOKING INFORMATION

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of American Community Bank that are subject to various factors which could cause actual results to differ materially from those estimates. Factors, which could influence the estimates, include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

                           YEAR 2000 COMPLIANCE ISSUES

The Year 2000 issue has posed business risks to most business organizations, including the Bank. In response, the Bank formed a Year 2000 project team, consisting of senior officers within the Bank's operations, information systems, financial and management areas, to ensure that the Bank attained Year 2000 compliance. All date sensitive systems were evaluated for Year 2000 compliance, with complete upgrading and testing of systems completed well in advance of the Year 2000 date change. The Bank also developed contingency plans for its computer processes, including the use of alternative systems and the manual processing of certain critical operations. In addition, the Bank has undertaken extensive efforts to ensure that significant vendor and customer relationships are Year 2000 compliant. The Bank's management is pleased, but not surprised, that business continued as normal without adverse impact to the Bank during the critical date change. In coming months, the Bank will continue monitoring external entities to assure that they have not experienced any Year 2000 problems that could impact their relationship with the Bank. The Bank estimates that its total Year 2000 compliance costs have aggregated approximately $12,000, all of which has been charged to operations. In addition to the costs of its Year 2000 compliance, the Bank routinely makes annual investments in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems.

                           [GRAPHIC APPEARS HERE]
                                DIXON ODOM PLLC
                  Certified Public Accountants and Consultants



                          INDEPENDENT AUDITORS' REPORT




To the Stockholders and the Board of Directors
American Community Bank
Monroe, North Carolina


We have audited the accompanying balance sheets of American Community Bank as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999 and the period from November 16, 1998 (date of opening) through December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Community Bank at December 31, 1999 and 1998 and the results of its operations and its cash flows for the year ended December 31, 1999 and the period from November 16, 1998 (date of opening) through December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Dixon Odom PLLC

Sanford, North Carolina
February 17, 2000



AMERICAN COMMUNITY BANK
BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------------------------------------------------


ASSETS                                                                                1999                 1998
                                                                             ------------------   ------------------

Cash and due from banks                                                     $        1,809,053   $          302,999
Interest-earning deposits with banks                                                 8,468,104           14,683,825

Loans (Note C)                                                                      59,306,451            4,779,844
Allowance for loan losses (Note C)                                                    (813,000)             (71,000)
                                                                            ------------------   ------------------

                                                                NET LOANS           58,493,451            4,708,844

Loans held for sale                                                                  1,072,261                    -
Accrued interest receivable                                                            299,000               63,975
Bank premises and equipment (Note D)                                                 2,844,358              474,582
Federal Home Loan Bank stock, at cost                                                  250,000               37,400
Other assets                                                                           357,880               81,213
                                                                            ------------------   ------------------

                                                             TOTAL ASSETS   $       73,594,107   $       20,352,838
                                                                            ==================   ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand                                                                   $        7,308,760   $        1,060,842
   Savings                                                                             888,949               93,008
   Money market and NOW                                                             11,018,250            1,879,968
   Time (Note E)                                                                    35,771,251            4,644,091
                                                                            ------------------   ------------------

                                                           TOTAL DEPOSITS           54,987,210            7,677,909

Advances from Federal Home Loan Bank (Note F)                                        5,000,000                    -
Capital lease obligation (Note G)                                                    1,700,000                    -
Accrued expenses and other liabilities                                                 354,377              222,300
                                                                            ------------------   ------------------

                                                        TOTAL LIABILITIES           62,041,587            7,900,209
                                                                            ------------------   ------------------

Stockholders' Equity (Notes J and L)
   Common stock, $5 par value, 10,000,000
      shares authorized; 1,492,063 and
      1,243,385 shares issued and outstanding
      at December 31, 1999 and 1998, respectively                                    7,460,315            6,216,925
   Additional paid-in capital                                                        5,121,344            6,364,734
   Accumulated deficit                                                              (1,029,139)            (129,030)
                                                                            ------------------   ------------------

                                               TOTAL STOCKHOLDERS' EQUITY           11,552,520           12,452,629
                                                                            ------------------   ------------------

Commitments (Notes G, H and M)

                                                    TOTAL LIABILITIES AND
                                                     STOCKHOLDERS' EQUITY   $       73,594,107   $       20,352,838
                                                                            ==================   ==================

See Accompanying Notes.


AMERICAN COMMUNITY BANK
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM NOVEMBER 16, 1998 (DATE OF OPENING)
   THROUGH DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------------


                                                                                    1999                 1998
                                                                            ------------------   ------------------

INTEREST INCOME
   Loans                                                                    $       3,062,029    $           43,511
   Investments                                                                         28,690                     -
   Interest-earning deposits with banks                                               366,128                93,590
                                                                            -----------------    ------------------

                                                  TOTAL INTEREST INCOME             3,456,847               137,101
                                                                            -----------------    ------------------

INTEREST EXPENSE
   Money market, NOW and savings deposits                                             237,536                 4,527
   Time deposits                                                                    1,160,029                17,718
   Borrowings                                                                          26,135                     -
                                                                            -----------------    ------------------

                                                 TOTAL INTEREST EXPENSE             1,423,700                22,245
                                                                            -----------------    ------------------

                                                    NET INTEREST INCOME             2,033,147               114,856

PROVISION FOR LOAN LOSSES (Note C)                                                    742,000                71,000
                                                                            -----------------    ------------------

                                               NET INTEREST INCOME AFTER
                                              PROVISION FOR LOAN LOSSES             1,291,147                43,856
                                                                            -----------------    ------------------

NON-INTEREST INCOME
   Service changes on deposit accounts                                                148,964                 1,255
   Mortgage operations                                                                340,427                     -
   Other                                                                                3,617                    20
                                                                            -----------------    ------------------

                                              TOTAL NON-INTEREST INCOME               493,008                 1,275
                                                                            -----------------    ------------------

NON-INTEREST EXPENSE
   Salaries and employee benefits                                                   1,287,396                74,720
   Occupancy and equipment                                                            513,211                44,372
   Other (Note K)                                                                     883,657                55,069
                                                                            -----------------    ------------------

                                             TOTAL NON-INTEREST EXPENSE             2,684,264               174,161
                                                                            -----------------    ------------------

                                               LOSS BEFORE INCOME TAXES              (900,109)             (129,030)

INCOME TAXES (Note I)                                                                       -                     -
                                                                            -----------------    ------------------

                                                               NET LOSS     $        (900,109)   $         (129,030)
                                                                            =================    ==================

                                                  BASIC AND DILUTED NET
                                                  LOSS PER COMMON SHARE     $            (.60)   $             (.09)
                                                                            =================    ==================

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING, BASIC AND DILUTED                                                   1,492,063             1,492,063
                                                                            =================    ==================

See accompanying notes.


AMERICAN COMMUNITY BANK
STATEMENTS OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM NOVEMBER 16, 1998 (DATE OF OPENING)
 THROUGH DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------------

                                                  Common stock           Additional
                                          ---------------------------      paid-in     Accumulated        Total
                                             Shares         Amount         capital         deficit        equity
                                          ------------   ------------   ------------   -------------   ------------
Balance, November 16, 1998                   1,243,385    $ 6,216,925    $ 6,364,734   $          -     $12,581,659

Net loss                                             -              -              -       (129,030)       (129,030)
                                          ------------    -----------    -----------   ------------    ------------

Balance, December 31, 1998                   1,243,385      6,216,925      6,364,734       (129,030)     12,452,629

Net loss                                             -              -              -       (900,109)       (900,109)

Common stock issued pursuant to
   20% stock dividend                          248,678      1,243,390     (1,243,390)             -               -
                                          ------------    -----------    ------------  ------------    ------------

Balance, December 31, 1999                   1,492,063    $ 7,460,315    $ 5,121,344   $ (1,029,139)   $ 11,552,520
                                          ============    ===========    ===========   ============    ============



AMERICAN COMMUNITY BANK
STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM NOVEMBER 16, 1998 (DATE OF OPENING)
   THROUGH DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------------

                                                                                    1999                1998
                                                                             ------------------  -------- ----------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                  $         (900,109)  $        (129,030)
   Adjustments to reconcile net loss to net
      cash used by operating activities:
       Depreciation and amortization                                                    159,375              12,678
       Provision for loan losses                                                        742,000              71,000
       Increase in loans held for sale                                               (1,072,261)                  -
       Change in assets and liabilities:
         Increase in accrued interest receivable                                       (235,025)            (63,975)
         Increase in other assets                                                      (276,667)            (27,551)
         Increase (decrease) in accrued expenses and other
           liabilities                                                                  132,077            (188,471)
                                                                             ------------------   -----------------

                                    NET CASH USED BY OPERATING ACTIVITIES            (1,450,610)           (325,349)
                                                                             ------------------   -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans from originations and repayments                           (54,526,607)         (4,779,844)
   Purchases of bank premises and equipment                                            (829,151)            (59,624)
   Purchase of Federal Home Loan Bank stock                                            (212,600)            (37,400)
                                                                             ------------------   -----------------

                                    NET CASH USED BY INVESTING ACTIVITIES           (55,568,358)         (4,876,868)
                                                                             ------------------   -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits                                                   16,182,141           3,033,818
   Net increase in time deposits                                                     31,127,160           4,644,091
   Advances from Federal Home Loan Bank                                               5,000,000                   -
                                                                             ------------------   -----------------

                                NET CASH PROVIDED BY FINANCING ACTIVITIES            52,309,301           7,677,909
                                                                             ------------------   -----------------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                                       (4,709,667)          2,475,692

CASH AND CASH EQUIVALENTS, BEGINNING                                                 14,986,824          12,511,132
                                                                             ------------------   -----------------

                                        CASH AND CASH EQUIVALENTS, ENDING    $       10,277,157   $      14,986,824
                                                                             ==================   =================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION
      Interest paid                                                          $        1,296,448   $           4,875
                                                                             ==================   =================

      Income taxes paid                                                      $                -   $          21,500
                                                                             ==================   =================

SUPPLEMENTAL DISCLOSURE OF NONCASH
   INVESTING ACTIVITIES
     Acquisition of bank premises and equipment through
        obligation under capital lease                                       $        1,700,000   $               -
                                                                             ==================   =================

See accompanying notes.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE A - ORGANIZATION AND OPERATIONS

American Community Bank (the "Bank") was incorporated on November 13, 1998 and began banking operations on November 16, 1998. The Bank is engaged in general commercial and retail banking in Union County, North Carolina, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

CASH EQUIVALENTS

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks" and "interest-earning deposits with banks."

SECURITIES HELD TO MATURITY

Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

SECURITIES AVAILABLE FOR SALE

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current and anticipated economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management's internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

STOCK COMPENSATION PLANS

Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, which established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires the Bank to classify items of other comprehensive income by their nature in a separate financial statement or as a component of the statement of operations or the statement of changes in stockholders' equity and display the accumulated balance of other comprehensive income separately in the stockholders' equity section of the balance sheet. The Bank adopted SFAS No. 130 upon commencement of operations in 1998, as required.

PER SHARE RESULTS

During 1999, the Bank paid a 20% stock dividend. Basic and diluted net loss per common share has been computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period after retroactively adjusting for the stock dividend.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and are determined using the treasury stock method. The Bank's outstanding stock options did not have a dilutive effect on the computation of earnings per share; therefore, for 1999 and 1998, basic and diluted earnings per share are the same amounts.


FEDERAL HOME LOAN BANK STOCK

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

RECENT ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT ON ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that this Statement will not materially affect the Bank's financial statements.

RECLASSIFICATIONS

Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


NOTE C - LOANS

Following is a summary of loans at December 31, 1999 and 1998:

                                                            1999                               1998
                                             ---------------------------------   ---------------------------------
                                                 Amount            Percent            Amount            Percent
                                           --------------    ------------      ---------------    ------------
         Real estate - mortgage loans        $   27,975,255           47.83%     $       394,600            8.26%
         Home equity lines of credit              3,865,430            6.61%             223,771            4.68%
         Commercial and industrial
             loans                               22,730,439           38.86%           2,775,578           58.07%
         Loans to individuals                     4,735,327            8.09%           1,385,895           29.01%
                                             --------------    ------------      ---------------    ------------

         Subtotal                                59,306,451          101.39%           4,779,844          100.02%

         Allowance for loan losses                  813,000            1.39%              71,000             .02%
                                             --------------    ------------      ---------------    ------------

         Total                               $   58,493,451          100.00%     $     4,708,844          100.00%
                                             ==============    ============      ===============    ============

Loans are primarily made in Union County, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by the local economic conditions.

There were no nonaccrual, restructured or impaired loans at December 31, 1999 and 1998.

The Bank has granted loans to certain directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management's opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

         Loans to directors and officers as a group at January 1, 1999                              $       100,000

         Disbursements during year ended December 31, 1999                                                6,066,436
         Amounts collected during year ended December 31, 1999                                             (323,225)
                                                                                                    ---------------

         Loans to directors and officers as a group at December 31, 1999                            $     5,843,211
                                                                                                    ===============

At December 31, 1999, the Bank had pre-approved but unused lines of credit totaling $638,000 to directors, executive officers and their related interests.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


NOTE C - LOANS (CONTINUED)

An analysis of the allowance for loan losses follows:

                                                                                        1999              1998
                                                                                   --------------   ----------------

         Balance at beginning of period                                            $       71,000   $             -
                                                                                   --------------   ---------------

         Provision charged to operations                                                  742,000            71,000
                                                                                   --------------   ---------------

         Charge-offs                                                                            -                 -
         Recoveries                                                                             -                 -
                                                                                   --------------   ---------------

         Net charge-offs                                                                        -                 -
                                                                                   --------------   ---------------

         Balance at end of period                                                  $      813,000   $        71,000
                                                                                   ==============   ===============


NOTE D - BANK PREMISES AND EQUIPMENT

Following is a summary of bank premises and equipment at December 31, 1999 and 1998:

                                                                                        1999              1998
                                                                                   --------------   ---------------

         Buildings and leasehold improvements                                      $    1,996,792   $        31,480
         Furniture and equipment                                                        1,019,619           455,780
                                                                                   --------------   ---------------
                                                                                        3,016,411           487,260
         Less accumulated depreciation and amortization                                  (172,053)          (12,678)
                                                                                   --------------   ---------------

         Total                                                                     $    2,844,358   $       474,582
                                                                                   ==============   ===============

Depreciation and amortization amounting to $159,375 for the year ended December 31, 1999 and $12,678 for the period ended December 31, 1998 is included in occupancy and equipment expense.


NOTE E - DEPOSITS

Time deposits in denominations of $100,000 or more were $17,205,572 at December 31, 1999.

At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

                                                                  Less than         $100,000
                                                                  $100,000           or more             Total
                                                             ----------------   ----------------  -----------------

         2000                                                $     17,921,592   $     16,870,707  $      34,792,299
         2001                                                         591,100            100,000            691,100
         2002                                                          36,553            234,865            271,418
         2003                                                               -                  -                  -
         2004                                                          16,434                  -             16,434
                                                             ----------------   ----------------  -----------------

         Total                                               $     18,565,679   $     17,205,572  $      35,771,251
                                                             ================   ================  =================

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta consisted of the following at December 31, 1999:

         6.07% due on May 30, 2000                              $      5,000,000
                                                                ================

Pursuant to collateral agreements with the Federal Home Loan Bank, advances are secured by specific qualifying first mortgage loans with carrying amounts of $8,560,000 at December 31, 1999.

The Bank also has an available line of credit totaling $3.5 million from a correspondent bank at December 31, 1999.


NOTE G - LEASES

OPERATING LEASES

The Bank has entered into operating leases for the land on which its main office is located and for other branch facilities. These leases have terms from five to thirty years. Future rentals under these leases are as follows:

         2000                                           $        98,029
         2001                                                    99,129
         2002                                                    99,129
         2003                                                    98,629
         2004                                                    90,629
         Thereafter                                           2,577,118
                                                        ---------------

         Total                                          $     3,062,663
                                                        ===============

CAPITAL LEASE OBLIGATION

The Bank leases its main office facility under a capitalized lease. Leases that meet the criteria for capitalization under generally accepted accounting principles are recorded as assets and the related obligations are reflected as obligations under capital leases on the accompanying balance sheets. Amortization of property under capital lease is included in depreciation expense. Included in premises and equipment at December 31, 1999 is $1.7 million as the capitalized cost of the Bank's main office.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE G - LEASES (CONTINUED)

At December 31, 1999, aggregate future minimum lease payments due under this capital lease obligation are as follows:

        2000                                                    $       138,372
        2001                                                            138,372
        2002                                                            138,372
        2003                                                            138,372
        2004                                                            138,372
        Thereafter                                                    4,257,197
                                                                ---------------

        Total minimum lease payments                                  4,949,057
        Less amount representing interest                            (3,249,057)
                                                                ---------------

        Present value of net minimum lease payments             $     1,700,000
                                                                ===============

Both the operating and capital leases regarding the Bank's main office discussed above are leased from a director. Prior to the main facility being completed in November 1999, the Bank leased land for its temporary banking facility from that same director. During 1999 and 1998, respectively, total lease payments of $55,975 and $16,500 were paid to this director under these leases.


NOTE H - OTHER COMMITMENTS AND CONTRACTS

The Bank has entered into a non-cancelable contract with a third party for data processing services. The estimated future minimum payments required under this contract for the years ending December 31 are as follows:

         2000                                             $       150,000
         2001                                                     180,000
         2002                                                     198,000
         2003                                                     210,000
                                                          ---------------

         Total                                            $       738,000
                                                          ===============

The above future payments are based upon the anticipated future growth of the Bank and can therefore vary from the above estimates in any year.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE I - INCOME TAXES

No income tax provision is included in operating results for 1999 and 1998 because net deferred tax assets of approximately $266,000 and $358,000, respectively, generated during the periods have been offset by increases to the valuation allowance established to fully reserve potential future tax benefits for which realization is not certain. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of deferred taxes at December 31, 1999 and 1998:


                                                                  1999              1998
                                                             --------------   ---------------

         Allowance for loan losses                           $      266,000   $        28,000
         Pre-opening costs and expenses                             221,000           330,000
         Net operating loss                                         160,000                 -
                                                             --------------   ---------------

         Total deferred tax assets                                  647,000           358,000
         Valuation allowance                                       (624,000)         (358,000)
                                                             --------------   ---------------

         Net deferred tax assets                                     23,000                 -
         Deferred tax liabilities resulting
            from depreciation differences                           (23,000)                -
                                                             --------------   ---------------

         Net recorded deferred tax assets                    $            -   $             -
                                                             ==============   ===============


NOTE J - INITIAL CAPITALIZATION

In accordance with North Carolina banking laws, one dollar ($1.00) per share subscribed was paid into an organizational expense fund to defray the expenses of organization of the Bank. Upon the granting of the Bank's charter, the unexpended balance of the organizational expense fund was transferred to the permanent surplus of the Bank. A summary of the Bank's initial capitalization, including the transactions in the organizational expense fund, is as follows:

         Organizational expense fund established at $1.00 per share subscribed                      $     1,243,385
         Less brokerage fees and commissions                                                                267,246
         Less pre-opening costs and expenses, net of interest income                                        828,330
                                                                                                    ---------------

         Amount contributed to additional paid-in capital upon chartering of the
             Bank                                                                                           147,809
         Proceeds from stock sale at $10.00 per share subscribed                                         12,433,850
                                                                                                    ---------------

         Total initial capitalization                                                               $    12,581,659
                                                                                                    ===============


AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE K - OTHER NON-INTEREST EXPENSE

The major components of other non-interest expense for the year ended December 31, 1999 and the period ended December 31, 1998 are as follows:

                                                                                        1999              1998
                                                                                   --------------   ---------------
         Postage, printing and office supplies                                     $      165,280   $        21,330
         Advertising and promotion                                                        169,641            13,138
         Travel, meals, dues and subscriptions                                            132,568             5,841
         Telephone                                                                         37,585             4,441
         Other                                                                            128,806             4,059
         Data processing and technology                                                   110,791             2,892
         Professional fees and contracted services                                        138,986             3,368
                                                                                   --------------   ---------------

         Total                                                                     $      883,657   $        55,069
                                                                                   ==============   ===============


NOTE L - REGULATORY MATTERS

The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE L - REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 1999 and 1998, the Bank exceeds all capital adequacy requirements to which it is subject, as set forth below:



                                                                                                To be well
                                                                  For capital            capitalized under prompt
                                      Actual                   adequacy purposes       corrective action provisions
                           ---------------------------   ---------------------------   ----------------------------
As of December 31, 1999:      Amount          Ratio         Amount          Ratio          Amount          Ratio
                           ------------   ------------   ------------   ------------   -------------   ---------
                                                            (Dollars in thousands)
   Total Capital (to Risk-
      Weighted Assets)     $     12,365      19.53%  (>or=)$  5,065   (>or=)  8.0%   (>or=)$  6,331    (>or=)10.0%

   Tier I Capital (to Risk-
      Weighted Assets)           11,552      18.25%  (>or=)   2,532   (>or=)  4.0%   (>or=)   3,798    (>or=) 6.0%

   Tier I Capital (to
      Average Assets)            11,552      18.52%  (>or=)   2,495   (>or=)  4.0%   (>or=)   3,118    (>or=) 5.0%

                                                                                                To be well
                                                                  For capital            capitalized under prompt
                                      Actual                   adequacy purposes       corrective action provisions
                           ---------------------------   ---------------------------   ----------------------------
As of December 31, 1998:      Amount          Ratio         Amount          Ratio          Amount          Ratio
                           ------------   ------------   ------------   ------------   -------------   ---------
                                                            (Dollars in thousands)

   Total Capital (to Risk-
      Weighted Assets)     $     12,524      151.69%  (>or=)$  1,002    (>or=) 8.0%   (>or=) $  1,252   (>or=) 10.0%

   Tier I Capital (to Risk-
      Weighted Assets)           12,453      150.83%  (>or=)     330    (>or=) 4.0%   (>or=)      495   (>or=)  6.0%

   Tier I Capital (to
      Average Assets)            12,453       61.18%  (>or=)     814    (>or=) 4.0%   (>or=)    1,018   (>or=)  5.0%



NOTE M - OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE M - OFF-BALANCE SHEET RISK (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amounts of the Bank's exposure to off-balance sheet risk as of December 31, 1999 is as follows:

         Financial instruments whose contract amounts represent credit risk:
             Commitments to extend credit                                                        $       3,591,000
             Undisbursed lines of credit                                                                 9,376,000
             Undisbursed portion of construction loans                                                   6,647,000


NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-earning deposits with banks, loans held for sale, loans, Federal Home Loan bank stock, deposit accounts, and advances from Federal Home Loan Bank. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS AND INTEREST-EARNING DEPOSITS WITH BANKS

         The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

LOANS HELD FOR SALE

         Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

LOANS

         For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

FEDERAL HOME LOAN BANK STOCK

         The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

DEPOSITS

         The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for instruments of similar remaining maturities.

ADVANCES FROM FEDERAL HOME LOAN BANK

         The fair value of advances from the Federal Home Loan Bank is based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         With regard to financial instruments with off-balance sheet risk discussed in Note M, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 1999 and 1998:

                                                           1999                                 1998
                                            ---------------------------------     ---------------------------------
                                                Carrying          Estimated          Carrying          Estimated
                                                 amount          fair value           amount          fair value
                                             --------------    ---------------   ---------------    ---------------
Financial assets:
    Cash and due from banks                  $    1,809,053    $     1,809,053   $       302,999    $       302,999
    Interest-earning deposits with
       banks                                      8,468,104         14,683,825        14,683,825         14,683,825
    Loans                                        58,493,451         58,238,000         4,708,844          4,708,844
    Loans held for sale                           1,072,261          1,072,261                 -                  -
    Federal Home Loan Bank stock                    250,000            250,000            37,400             37,400

Financial liabilities:
    Deposits                                     54,927,210         52,854,000         7,677,909          7,677,909
    Advances from Federal Home
       Loan Bank                                  5,000,000          5,010,000                 -                  -


AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(K) RETIREMENT PLAN

The Bank has adopted a 401(k) retirement plan that covers all eligible employees. The Bank matches contributions of 3.0% of each employee's salary. Contributions are funded when accrued. Expenses totaled approximately $21,776 for the year ended December 31, 1999 and $-0- during the period ended December 31, 1998.

STOCK OPTION PLANS

During 1999 the Bank adopted, with shareholder approval, an Employee Stock Option Plan (the "Employee Plan") and a Director Stock Option Plan (the "Director Plan"). Each plan makes available options to purchase 149,206 shares of the Bank's common stock for an aggregate number of common shares reserved for options of 298,412. The weighted-average exercise price of all options granted to date is $9.19. The options granted under the Director Plan vested immediately at the time of grant, while the options granted under the Employee Plan vest over a five-year period. All unexercised options expire ten years after the date of grant. A summary of the Bank's option plans as of and for the year ended December 31, 1999, after retroactively adjusting for the stock dividend paid in 1999, is as follows:


                                                         Outstanding Options              Exercisable Options
                                                   ------------------------------   -------------------------
                                      Shares                          Weighted                          Weighted
                                     available                         average                           average
                                    for future         Number         exercise         Number           exercise
                                      grants         outstanding        price        outstanding         price
                                  --------------   ---------------- -------------   --------------   --------------

At adoption                              298,412               -    $           -                -   $            -
   Options granted                      (298,412)        298,412             9.19          149,206             9.17
   Options exercised                           -               -                -                -                -
   Options forfeited                           -               -                -                -                -
                                  --------------   -------------    -------------   --------------   --------------

At December 31, 1999                           -         298,412    $        9.19          149,206   $         9.17
                                  ==============   =============    =============   ==============   ==============


No compensation cost is recognized by the Bank when stock options are granted because the exercise price equals the market price of the underlying common stock on the date of grant. If the Bank had used the fair value-based method of accounting for stock options for 1999, its pro forma net loss and net loss per common share would have been $1.3 million and $.87, respectively. Fair values were estimated on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 4.75%, a dividend yield of 0%, volatility of 5.0%, and an expected life of five years.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

EMPLOYMENT AGREEMENT

The Bank has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. The agreement provides for a five-year term, but the agreement may be extended for an additional year at the end of the initial term and annually thereafter. The agreement provides for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank and in certain other events, as defined in the agreement, the Bank or any successor to the Bank will be bound to the terms of the contract.




                             AMERICAN COMMUNITY BANK
                          MANAGEMENT AND BANK PERSONNEL
-------------------------------------------------------------------------------------------------------------------

                               BOARD OF DIRECTORS

THOMAS J. HALL                         KENNETH W. LONG                       DAVID D. WHITLEY
President                              Chairman                              President
The Hall Group                         President, Click Tactics, Inc.        Whitley Mortgage Associates, Inc.
Charlotte, NC                          Monroe, NC                            Monroe, NC

LARRY S. HELMS                         ZEBULON MORRIS, JR.                   H.L. "BEN" WILLIAMS, JR.
Owner                                  Chief Executive Officer               Private Investor
Larry S. Helms & Associates            Milex Carolinas, Inc.                 Monroe, NC
Monroe, NC                             Mint Hill, NC

RANDY P. HELTON                        L. STEVEN PHILLIPS                    GREGORY N. WYLIE
President and                          Chief Executive Officer               Chief Executive Officer
Chief Executive Officer                Charlotte Greencorp, Inc.             Metro Marketing, Inc.
American Community Bank                Charlotte, NC                         Matthews, NC
Monroe, NC

                                       CARLTON TYSON
                                       Chief Executive Officer
                                       Tyson Group Companies
                                       Monroe, NC


                                    OFFICERS

RANDY P. HELTON                        DAN R. ELLIS, JR.                     W. RANDY ADCOCK
President and                          Senior Vice President and             Senior Vice President
Chief Executive Officer                Secretary                             Monroe City Executive
                                       Chief Financial Officer

W. FARRELL RICHARDSON                  RICHARD M. COCHRANE                   DONALD A. SINGLETON
Senior Vice President                  Senior Vice President                 Senior Vice President and
Indian Trail City Executive            Mortgage and Factoring                Chief Credit Officer
                                          Group Manager

JEFF N. COLEY                          STEVEN L. BARNES                      MARY MARGARET NANCE
Senior Vice President                  Senior Vice President                 Senior Vice President
Marshville City Executive              Business Development Officer          Loan Manager & Compliance
                                       Indian Trail Office                      Officer

                                       ANN A. WILLIAMS
                                       Vice President - Operations
                                       Monroe Main Office

                             AMERICAN COMMUNITY BANK
                           MARKET FOR THE COMMON STOCK
--------------------------------------------------------------------------------


The Bank's Common Stock is listed on the Over-the-Counter Bulletin Board. Trident Securities and Interstate/Johnson Lane - Wachovia Securities quote bid and asked prices for the Bank's Common Stock which trades under the symbol "ACBM". The table below lists the high and low prices at which trades were completed during each quarter. The Bank's Common Stock is considered to be a thinly traded stock with only a few thousand shares traded each quarter. The Bank has made application for inclusion of the trading of its stock on the Nasdaq "Small Cap" Market. The Bank has received commitments from Interstate/Johnson Lane-Wachovia Securities, Scott & Stringfellow and Trident Securities to act as market makers for the stock upon its trading on the "Small Cap" Market.

                                                                                       Low(1)            High(1)
                                                                                   --------------   ---------------
         November 16, 1998 (opening of trading)
         to December 31, 1998                                                      $         8.75   $          9.60

         January 1, 1999 to March 31, 1999                                                   7.50              9.20

         April 1, 1999 to June 30, 1999                                                      8.30             10.41

         July 1, 1999 to September 30, 1999                                                  9.60             10.80

         October 1, 1999 to December 31, 1999                                               10.00             12.50

(1) In December 1999, the Bank declared and paid a 20% stock dividend. THE PRICES QUOTED ABOVE HAVE BEEN ADJUSTED TO REFLECT THE STOCK DIVIDEND.

As a newly chartered bank, the Bank is prohibited from paying cash dividends for its first three years of operation without the permission of the North Carolina Commissioner of Banks.

                             AMERICAN COMMUNITY BANK
                          GENERAL CORPORATE INFORMATION
--------------------------------------------------------------------------------


                                OFFICE LOCATIONS

MAIN OFFICE:                             WAL-MART SUPERSTORE OFFICE:              INDIAN TRAIL OFFICE:
2593 West Roosevelt Blvd.                2406 West Roosevelt Blvd.                13860 E. Independence Blvd.
Post Office Box 5035                     Monroe, NC  28110                        Post Office Box 1470
Monroe, NC  28111-5035                   (704) 226-0696 Telephone                 Indian Trail, NC  28079
(704) 225-8444 Telephone                 (704) 226-9716 Facsimile                 (704) 821-1014 Telephone
(704) 225-8445 Facsimile                                                          (704) 821-1021 Facsimile

MARSHVILLE OFFICE:                       MORTGAGE & FACTORING OFFICE:             SUNSET OFFICE:
7001 East Marshville Blvd.               2593 W. Roosevelt Blvd.                  120 East Sunset Drive
Marshville, NC  28103                    Post Office Box 5035                     Monroe, NC  28110
(704) 624-4800 Telephone                 Monroe, NC  28111-5035                   (704) 225-1967 Telephone
(704) 624-1964 Facsimile                 (704) 225-8444 Telephone                 (704) 225-9767 Facsimile
                                         (704) 225-8445 Facsimile


                        REGULATORY AND SECURITIES COUNSEL

                            Anthony Gaeta, Jr., P.A.
                              808 Salem Woods Drive
                                    Suite 201
                                Raleigh, NC 27615
                            (919) 845-2558 Telephone
                            (919) 518-2146 Facsimile

STOCK TRANSFER AGENT                                                              INDEPENDENT AUDITORS

Registrar and Transfer Company                                                    Dixon Odom PLLC
10 Commerce Drive                                                                 Post Office Box 70
Cranford, NJ  07016                                                               Sanford, NC  27331-0070
(800) 456-0596


ANNUAL SHAREHOLDERS' MEETING

The Annual Meeting of the shareholders of American Community Bank will be held at 10:00 a.m., Wednesday, April 26, 2000, at the Rolling Hills Country Club, 2722 W. Roosevelt Blvd., Monroe, NC 28110.

FORM 10-KSB

Copies of American Community Bank's Annual Report filed on Form 10-KSB with the Federal Deposit Insurance Corporation may be obtained by shareholders at no charge by writing: Dan R. Ellis, Jr., Senior Vice President and Secretary, American Community Bank, Post Office Box 5035, Monroe, North Carolina 28111-5035.

THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO THE FEDERAL DEPOSIT INSURANCE CORPORATION'S RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.